As filed with the Securities and Exchange Commission on January 20, 2026

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VERIZON COMMUNICATIONS INC.

(Exact name of registrant as specified in its charter)

Delaware	23-2259884
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1095 Avenue of the Americas, New York, New York	10036
(Address of Principal Executive Offices)	(Zip Code)

ASSUMED AWARDS UNDER THE

2021 MANAGEMENT INCENTIVE PLAN AND THE

2024 MANAGEMENT INCENTIVE PLAN OF

FRONTIER COMMUNICATIONS PARENT, INC.

(Full title of the plan)

William L. Horton, Jr.

Senior Vice President, Deputy General Counsel and Corporate Secretary

Verizon Communications Inc.

1095 Avenue of the Americas

New York, New York 10036

(Name and address of agent for service)

(212) 395-1000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This registration statement is being filed by Verizon Communications Inc., a Delaware corporation (“Verizon”), to register up to 750,000 shares of common stock, par value $0.10 per share, of Verizon (“Verizon Common Stock”), issuable pursuant to outstanding and unvested awards of restricted stock units and performance stock units initially granted by Frontier Communications Parent, Inc. (“Frontier”) under its 2021 Management Incentive Plan and 2024 Management Incentive Plan (collectively, the “Frontier Plans”, and such awards, the “Frontier Awards”). The Frontier Awards were assumed and converted into awards of time-based restricted stock units with respect to Verizon Common Stock at the effective time of the merger (the “Merger”) contemplated by the Agreement and Plan of Merger entered into by and among Verizon, Frontier and France Merger Sub Inc., dated as of September 4, 2024 (the “Merger Agreement”).

In accordance with the terms of the Merger Agreement, at the effective time of the Merger, after giving effect to the cancellation of certain awards (or portions of award) issued under the Frontier Plans for cash, the remaining portion of each outstanding and unvested Frontier Award was converted into an award of unvested time-based restricted stock units covering shares of Verizon Common Stock, subject to the same terms and conditions (including the time-based vesting schedule) that applied to the corresponding Frontier Awards immediately prior to the effective time of the Merger. The number of shares of Verizon Common Stock subject to each such converted award equals the number of shares of Frontier common stock subject to the portion of the corresponding Frontier Award immediately prior to the effective time of the Merger multiplied by the Frontier PSU/RSU exchange ratio (as defined below). The “Frontier PSU/RSU exchange ratio” is 38.5/39.7141, which, as provided in the Merger Agreement, is the quotient obtained by dividing (i) the per-share Merger consideration by (ii) the average of the volume-weighted average price per share of Verizon Common Stock on the New York Stock Exchange on each of the five (5) consecutive trading days ending with the second complete trading day immediately prior to the closing date of the Merger. The shares of Verizon Common Stock subject to this registration statement shall be issued from time to time following the effective time of the Merger upon the vesting and/or settlement of the converted awards.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to participants in the Frontier Plans as required by Rule 424(b)(1). These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents, as filed by Verizon with the Securities and Exchange Commission (the “Commission”) (File No. 001-08606), are incorporated by reference in this registration statement and made a part hereof:

(a) Verizon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024;

(b) Verizon’s Quarterly Reports on Form 10-Q for the quarters ended March  31, 2025, June  30, 2025 and September 30, 2025;

(c) Verizon’s Current Reports on Form 8-K filed on January 24, 2025, February  10, 2025, March  11, 2025, March  19, 2025, April  22, 2025, May  28, 2025, June  12, 2025, June  18, 2025, June  20, 2025, June  23, 2025, July  21, 2025, August  25, 2025, October  6, 2025, October  29, 2025, November  10, 2025, November  20, 2025, January  12, 2026 and January 20, 2026 and amended Current Reports on Form 8-K/A filed on June  27, 2025, October  14, 2025 and December 5, 2025; and

(d) the description of Verizon’s Common Stock contained in the registration statement on Form 8-A filed on March 12, 2010, under Section 12(b) of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating that description.

All documents filed by Verizon pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, after the filing of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

The validity of the shares of Verizon Common Stock to be issued in connection with this registration statement will be passed upon for Verizon by William L. Horton, Jr., its Senior Vice President, Deputy General Counsel and Corporate Secretary. As of January 1, 2026, Mr. Horton beneficially owned, or had the right to acquire, an aggregate of less than 0.01% of the shares of Verizon Common Stock.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law (“DGCL”) permits a corporation to indemnify any of its directors or officers who was or is a party or is threatened to be made a party to any third-party action, suit or proceeding by reason of the fact that such person is or was a director or officer of the corporation, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person’s conduct was unlawful. In a derivative action, i.e. one by or in the right of the corporation, the corporation is permitted to indemnify directors and officers against expenses (including attorney’s fees) actually and reasonably incurred by them in connection with the defense or settlement of an action or suit if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit was brought shall determine upon application that the defendant directors or officers are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

In addition, Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Article 7 of Verizon’s restated certificate of incorporation makes mandatory the indemnification expressly authorized under Section 145 of the DGCL, except that the restated certificate of incorporation only provides for indemnification in derivative actions, suits or proceedings initiated by a director or officer if the initiation of such action, suit or proceeding was authorized by the board of directors.

The restated certificate of incorporation of Verizon provides that, consistent with Section 145(e) of the DGCL, expenses incurred by an officer, director or other designated authorized representative of the corporation in defending any such action, suit or proceeding shall be paid by the corporation, provided that, if required by the DGCL, such expenses shall be advanced only upon delivery to the corporation of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation. Expenses incurred by other employees or agents of the corporation may be advanced upon such terms and conditions as the board of directors deems appropriate.

The restated certificate of incorporation of Verizon limits the personal liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

The directors and officers of Verizon are insured against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities and against which they cannot be indemnified by Verizon.

Verizon may also enter into indemnification agreements with underwriters providing that underwriters have to indemnify and hold harmless Verizon, each of its directors, each officer who signed the registration statement and any person who controls it within the meaning of the Securities Act, from and against certain civil liabilities, including liabilities under the Securities Act.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

Exhibit No.	Description

4.1	Frontier Communications Parent, Inc. 2021 Management Incentive Plan (incorporated by reference to Exhibit 10.16 to the Frontier Communications Parent, Inc. Annual Report on Form 10-K, filed on February 20, 2025 (filing no. 001-11001))

4.2	Frontier Communications Parent, Inc. 2024 Management Incentive Plan (incorporated by reference to Exhibit 10.15 to the Frontier Communications Parent, Inc. Annual Report on Form 10-K, filed on February 20, 2025 (filing no. 001-11001))

5*	Opinion of William L. Horton, Jr., Esq., Senior Vice President, Deputy General Counsel and Corporate Secretary of Verizon Communications Inc.

23.1*	Consent of Ernst & Young LLP

23.2*	Consent of William L. Horton, Jr., Esq. (included in Exhibit 5)

24*	Powers of Attorney

107*	Filing Fee Table

*	Filed herewith.

ITEM 9.	UNDERTAKINGS

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, State of New York on January 20, 2026.

VERIZON COMMUNICATIONS INC.

By:	/s/ Anthony T. Skiadas
Anthony T. Skiadas
Executive Vice President and Chief Financial Officer

_

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

*
Daniel H. Schulman	Director and Chief Executive Officer (principal executive officer)	January 20, 2026

/s/ Anthony T. Skiadas
Anthony T. Skiadas	Executive Vice President and Chief Financial Officer (principal financial officer)	January 20, 2026

*
Mary-Lee Stillwell	Senior Vice President and Controller (principal accounting officer)	January 20, 2026

*
Mark T. Bertolini	Chairman, Director	January 20, 2026

*
Shellye L. Archambeau	Director	January 20, 2026

*
Roxanne S. Austin	Director	January 20, 2026

*
Vittorio Colao	Director	January 20, 2026

*
Caroline A. Litchfield	Director	January 20, 2026

*
Jennifer K. Mann	Director	January 20, 2026

*
Laxman Narasimhan	Director	January 20, 2026

*
Clarence Otis, Jr.	Director	January 20, 2026

*
Carole B. Tomé	Director	January 20, 2026

*
Hans E. Vestberg	Director	January 20, 2026

* By:	/s/ Anthony T. Skiadas , as Attorney-In-Fact
Anthony T. Skiadas
Executive Vice President and Chief Financial Officer